Filed Pursuant to Rule 433
Registration No. 333-167833
FINAL TERM SHEET

Issuer:	Potash Corporation of Saskatchewan Inc.

Title of Securities:	3.25% Notes due December 1, 2017

Expected Ratings:	Baa1 / A- (Positive/Negative)

Format:	SEC Registered – Registration Statement No. 333-167833

Ranking:	Senior Unsecured

Principal Amount:	$500,000,000

Expected Settlement Date:	November 30, 2010

Trade Date:	November 22, 2010

Maturity Date:	December 1, 2017

Interest Payment Dates:	June 1 and December 1 of each year

First Payment Date:	June 1, 2011

Benchmark Treasury:	1.875% due October 31, 2017

Benchmark Treasury Price:	98–20+

Benchmark Treasury Yield:	2.086%

Spread to Benchmark Treasury:	T + 122 basis points

Reoffer Yield:	3.306%

Coupon:	3.25% payable semi-annually

Price to Public:	99.652%

Day Count:	30/360

Minimum Denominations:	$2,000 x $1,000

Redemption Make Whole:	At any time at the adjusted treasury rate plus 20 basis points

CUSIP Number / ISIN Number:	73755L AJ6 / US73755LAJ61

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
Co-Managers:	BMO Nesbitt Burns Inc.
HSBC Securities (USA) Inc.
Jefferies & Company, Inc.
Rabo Securities USA, Inc.
UBS Securities LLC
CIBC World Markets Corp.
Mitsubishi UFJ Securities (USA), Inc.

Issuer:	Potash Corporation of Saskatchewan Inc.

Title of Securities:	5.625% Notes due December 1, 2040

Expected Ratings:	Baa1 / A- (Positive/Negative)

Format:	SEC Registered – Registration Statement No. 333-167833

Ranking:	Senior Unsecured

Principal Amount:	$500,000,000

Expected Settlement Date:	November 30, 2010

Trade Date:	November 22, 2010

Maturity Date:	December 1, 2040

Interest Payment Dates:	June 1 and December 1 of each year

First Payment Date:	June 1, 2011

Benchmark Treasury:	3.875% due August 15, 2040

Benchmark Treasury Price:	94–14+

Benchmark Treasury Yield:	4.203%

Spread to Benchmark Treasury:	T + 152 basis points

Reoffer Yield:	5.723%

Coupon:	5.625% payable semi-annually

Price to Public:	98.602%

Day Count:	30/360

Minimum Denominations:	$2,000 x $1,000

Redemption Make Whole:	At any time at the adjusted treasury rate plus 25 basis points

CUSIP Number / ISIN Number:	73755L AK3 / US73755LAK35

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
Co-Managers:	BMO Nesbitt Burns Inc.
HSBC Securities (USA) Inc.
Jefferies & Company, Inc.
Rabo Securities USA, Inc.
UBS Securities LLC
CIBC World Markets Corp.
Mitsubishi UFJ Securities (USA), Inc.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The Issuer has filed a Registration Statement on Form S-3 (including a base prospectus dated June 28, 2010, as supplemented by a preliminary prospectus supplement, dated November 22, 2010, the “Prospectus”) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and any document incorporated by reference in the Prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Goldman, Sachs & Co. toll-free at 1-866-471-2526 or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.
Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.